UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
April 16, 2008
HALOZYME THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32335	88-0488686

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11388 Sorrento Valley Road, San Diego, California	92121

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 794-8889

Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Approval of 2008 Senior Executive Incentive Structure
     On April 16, 2008, the Compensation Committee of Halozyme Therapeutics, Inc. (the “Company”), as previously authorized by the Company’s Board of Directors, finalized cash and equity incentive policies (the “2008 Incentive Structure”) applicable to the Company’s executive officers for 2008. The material terms of the 2008 Incentive Structure are summarized as follows:
Senior Executive Incentive Structure
     The 2008 Incentive Structure is comprised of potential cash and equity awards for the Company’s senior executive officers subject to the accomplishment of certain individual and Company goals in 2008.
     The aggregate amount of cash awards for senior executive officers will be determined by the amount that the Company’s stock appreciates during the course of 2008. If the Company’s stock does not appreciate during 2008, there will be no cash award pool for senior executive officers. If the Company’s stock does appreciate during 2008, the size of the cash pool will equal a percentage of the overall increase to market capitalization (as adjusted to remove the impact of any shares issued during the course of 2008). The applicable percentage will not be a flat percentage, but will instead represent one-one hundredth of the year-over-year increase to the adjusted market capitalization with a maximum applicable percentage of 2% (based on increases to market capitalization of 200% or greater). For example, a 10% increase in adjusted market capitalization will result in a cash award pool of approximately $50,000 while a 40% increase in adjusted market capitalization will result in a cash award pool of roughly $850,000. Once the size of the cash pool is established, the Company’s Chief Executive Officer will make a recommendation to the Compensation Committee on the allocation of the pool among the senior executive officers eligible to participate in the pool. The Compensation Committee will ultimately make a recommendation to the full Board of Directors on the amount of senior executive cash awards, and the Board of Directors will have the flexibility of approving an aggregate amount of cash awards that is higher or lower than the aggregate amount determined pursuant to the calculation described above.
     Maximum equity awards were also established for each executive officer (amounts for selected members of senior management are set forth in the table below), and the actual amount to be awarded will be based upon the accomplishment of individual performance criteria during 2008. The individual performance criteria for specific members of senior management varies from position to position. If a member of senior management does not meet all individual performance criteria, that person will still be eligible to receive a portion of their maximum equity award; provided, however, that at least 75% of that person’s performance criteria must be met in order to receive an equity award.

Maximum
Stock Option Grant
Jonathan E. Lim (President and Chief Executive Officer)	150,000
David A. Ramsay (Chief Financial Officer)	40,000
Robert Little (Vice President — Chief Commercial Officer)	40,000
Richard Yocum (Vice President — Clinical Development)	40,000
Gregory I. Frost (Chief Scientific Officer)	40,000
William Fallon (Vice President — Manufacturing and Operations)	40,000
Matthew Hooper (Vice President — General Counsel)	40,000
     As with cash awards, the Board of Directors will have the flexibility of approving equity awards that are higher or lower than the amounts determined pursuant to the formula described above.
Adoption of Change in Control Policy
     Last, in addition to finalizing the 2008 Incentive Structure, the Board has also adopted a Change in Control Policy applicable to senior executive officers. This policy provides for cash payments, continued healthcare coverage and accelerated vesting of subsequently granted equity awards for any senior executive officer who is terminated for a reason other than cause within twelve months of a change in control transaction. The cash payments, to be made in a lump sum payment, will equal a multiple of the senior executive’s then-current base salary (twice the salary of the Company’s Chief Executive Officer and one and a half times the salary of all other senior executives). The Company will also pay for continued healthcare coverage post-termination for a period of eighteen months for the Chief Executive Officer and twelve months for all other senior executives. Last, equity awards granted to senior executives following the adoption of the policy will provide for the full acceleration of any unvested component of such award in the event that the senior executive is terminated without cause within twelve months of a change in control transaction. The Change of Control Policy also provides that the gross amount payable to a senior executive officer under the policy may be reduced in the event that such reduction will result in a greater net payment (after taking into account the effect of tax laws applicable to such change in control payments) to the senior executive officer. Going forward, the Company will enter into agreements with each senior executive officer that document the specific terms of the Change in Control Policy applicable to such officer.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Halozyme Therapeutics, Inc.
April 18, 2008	By:	/s/ David A. Ramsay
David A. Ramsay
Secretary and Chief Financial Officer